Exhibit 10.2

Compensation of Directors

Non-employee directors of the Company are paid $3,000 for each regular meeting and $500 for each special meeting attended.  In addition, directors serving on committees of the Board are paid for attendance at each committee meeting as follows: $1,000 for the committee chair and $500 for non-chair committee members.  The co-chairs of the Research and Development Committee of the Board of Directors (the ‘‘RDC’’) each receive $40,000 per year and do not receive per-meeting fees for RDC meeting attendance.  Directors are also reimbursed for their cost incurred in attending Board and committee meetings.  In April 2004, the Board added an annual retainer of $10,000, payable quarterly, for all non-employee directors, and an additional annual retainer of $10,000 for the chair of the Audit Committee.

Each non-employee director of the Company also receives stock option grants under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (the ‘‘2004 Directors’ Plan’’).  Only non-employee directors of the Company are eligible to receive options under the 2004 Directors’ Plan.  Options granted under the 2004 Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.  Prior to approval of the 2004 Directors’ Plan by the Company’s stockholders in July 2004, non-employee directors received grants of stock options under the Company’s 1994 Long-Term Performance Incentive Plan, as amended.  Options to purchase 10,000 shares of common stock are granted automatically under the 2004 Directors’ Plan to each non-employee director who (i) is elected or re-elected as a director of the Company at an annual meeting of stockholders, (ii) continues service as a director of the Company after an annual meeting of stockholders at which the director is not subject to re-election, or (iii) is otherwise appointed as a director of the Company in accordance with the Company’s bylaws, in each case on the business day next following each such annual meeting or appointment.

Options to purchase 10,000 shares of common stock are granted automatically to each non-employee director who is appointed or continues to serve after an annual meeting of stockholders as chair of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors on the business day next succeeding each such appointment or continuation of service, as the case may be.  In addition, options to purchase 7,500 shares of common stock are automatically granted to each non-employee who is appointed to the RDC upon initial appointment to the committee, and options to purchase 3,000 shares of common stock are automatically granted to each non-employee director who continues service as a RDC member after an annual meeting of stockholders, in each case on the business day next succeeding such appointment or continuation of service, as the case may be.  Non-employee directors also may be granted options to purchase shares of common stock at the discretion of the Board of Directors.  All such options are exercisable at an exercise price equal to the fair market value of the common stock on the date of grant.  Options granted as annual grants will become exercisable in full on the first anniversary following the date of grant, so long as the optionee has provided continuous service through such date.  Options granted as initial grants will become exercisable in full on the first business day immediately following the later of the Company’s annual meeting of stockholders next following the date of grant or six months following the date of grant, so long as the optionee has provided continuous service through such date.  The term of options granted under the 2004 Directors’ Plan is ten years.  In the event of a change-in-control transaction involving the Company or if a non-employee director is required to resign in connection with such change-in-control, the vesting of each option will accelerate in full.